UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2022

Rocket Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On October 3, 2022, Rocket Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and SVB Securities LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell up to 7,820,000 shares of common stock (the “Shares”), which includes 1,020,000 shares (the “Optional Shares”) that may be sold pursuant to a 30-day option to purchase additional shares granted to the Underwriters (the “Offering”). The Shares were offered and sold in the Offering at the public offering price of $14.75 per share and were purchased by the Underwriters from the Company at a price of $13.865 per share.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-253756), which was previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Company estimates that the net proceeds from the Offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $94.0 million, or approximately $108.1 million if the Underwriters exercise in full their option to purchase the Optional Shares. The Company intends to use the net proceeds from the offering primarily to fund the further development of its pipeline of gene therapies for rare diseases, including the advancement of RP-L201 into a Phase 2 clinical trial and the continued clinical development of RP-L102, to accelerate the development of in-house manufacturing capabilities and for general corporate purposes.

The Offering is expected to close on October 6, 2022, subject to customary closing conditions. In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors, and certain other shareholders entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 90-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions.

The foregoing is a summary description of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the opinion of Goodwin Procter LLP relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1
Underwriting Agreement, dated October 3, 2022, among Rocket Pharmaceuticals, Inc. and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and SVB Securities LLC, as representatives of the several underwriters named in Schedule A thereto.

5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2022	Rocket Pharmaceuticals, Inc.

	By:	/s/ Gaurav Shah, MD
	Name:	Gaurav Shah, MD
	Title:	Chief Executive Officer and Director